As Filed with the Securities and Exchange Commission on September 1, 2000

                                                   Registration No. 333-________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                             CHESTER BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                         (State or other jurisdiction of
                         incorporation or organization)

                                   37-1359570
                      (I.R.S. Employer Identification No.)

                                1112 State Street
                             Chester, Illinois 62233
                                 (618) 826-5038
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                  Chester Bancorp, Inc. 1997 Stock Option Plan
                  Chester Bancorp, Inc. 2000 Stock Option Plan
                            (Full title of the Plans)

                                Michael W. Welge
                              Chester Bancorp, Inc.
                                1112 State Street
                             Chester, Illinois 62233
                                 (618) 826-5038
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all correspondence to:
                               John M. Welge, Esq.
                                 Bryan Cave LLP
                             One Metropolitan Square
                         211 North Broadway, Suite 3600
                         St. Louis, Missouri 63102-2750
                                 (314) 259-2000

                         CALCULATION OF REGISTRATION FEE


                         CALCULATION OF REGISTRATION FEE
=============================================================================================
Title of Each Class         Amount       Proposed Maximum     Proposed Maximum    Amount of
of Securities to be         to be         Offering Price         Aggregate       Registration
     Registered         Registered(1)      Per Unit(2)         Offering Price        Fee
=============================================================================================
  Common Stock, $0.01     268,212 shares     $16.78125         $4,500,932.63      $1,188.25
  par value per share
=============================================================================================

(1) This Registration Statement also relates to such indeterminate number of additional shares as may be issuable pursuant to the anti-dilution provisions of the Chester Bancorp, Inc. 1997 Stock Option Plan and the Chester Bancorp, Inc. 2000 Stock Option Plan.

(2) Pursuant to Rule 457(c) and Rule 457(h), the proposed offering price and registration fee have been calculated on the basis of the average of the high and low trading prices for the Common Stock for the five day period ended August 30, 2000, as reported on the Nasdaq Stock Market.

=============================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

                  * Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

         The following documents filed by us with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

                  1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

                  2. Our Quarterly Report on Form 10-Q for the three months ended March 31, 2000.

                  3. Our Quarterly Report on Form 10-Q for the three months ended June 30, 2000.

                  4. Our Current Report on Form 8-K filed on July 18, 2000.

                  5. Our Registration Statement on Form 8-A filed on August 8, 1996, registering our common stock under Section 12(g) of the Securities and Exchange Act, including any amendments or reports filed for the purpose of updating such description (such registration statement incorporates by reference certain sections contained in the Prospectus filed as part of our Registration Statement on Form S-1, as amended (File No. 333-2470)).

         All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall hereby be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein, in an amendment hereto, or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

         The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

         None.


Item 6.           Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacities as follows:

                  (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by such committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Article   XVI   of   our   Certificate   of   Incorporation    requires
indemnification of directors, officers and employees to the fullest extent permitted by Delaware law, as follows:

         We shall indemnify (a) any person who is or was one of our directors, officers or employees; and (b) any person who serves or served our request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise. In case of a threatened, pending or completed action or suit by or in our right against any of the above-referenced persons by reason of such person holding any of the above-referenced positions, we shall indemnify such person if such person satisfies the following standard, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit. In case of a threatened, pending or completed action or suit by or in the our right, any of the above-referenced persons shall be indemnified only if: (i) such person is successful on the merits or otherwise; or (ii) such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, our best interest, including, but not limited to, the taking of any and all actions in connection with our response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to us unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         We shall indemnify (a) any person who is or was one of our directors, officers or employees; and (b) any person who serves or served at our request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise. In case of a threatened, pending or completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in our right, together hereafter referred to as a nonderivative suit, against any of the above-referenced persons by reason of such person holding any of the above-referenced positions, we shall indemnify such person if such person satisfies the standard set forth in the preceding paragraph, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

         We shall indemnify (a) any person who is or was one of our directors, officers or employees; and (b) any person who serves or served at our request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise. In case of a nonderivative suit, any of the above-referenced persons shall be indemnified only if: (i) such person is successful on the merits or otherwise; or (ii) such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, our best interests, including, but not limited to, the taking of any and all actions in connection with our response to any tender offer or any offer or proposal of another party to engage in a business combination not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph.

         A determination that the standard has been satisfied may be made by a court, or, except in certain circumstances, the determination may be made by:
(a) a majority vote of our directors who are not parties to the action, suit or proceeding, even though less than a quorum; or (b) independent legal counsel (appointed by a majority of our disinterested directors, whether or not a quorum) in a written opinion; or (c) our stockholders. Anyone making a determination may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

         We may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification if (a) the board of directors authorizes the specific payment; and (b) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by us. The indemnification and advance of expenses shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification shall be deemed to be a contract between us and the persons entitled to indemnification thereunder, and any repeal or modification of the applicable provision of the Certificate of Incorporation shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment shall continue as to a person who has ceased to hold any of the specified positions and shall inure to such person's heirs, executors and administrators. We may purchase and maintain insurance on behalf of any person who is entitled to indemnification, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not we would have power to indemnify such person against such liability. If any portion of our Certificate of Incorporation providing for indemnification is invalidated on any ground by any court of competent jurisdiction, then we shall nevertheless indemnify each of our directors, officers, employees, and agents as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in our right to the full extent permitted by the our Certificate of Incorporation that shall not have been invalidated and to the full extent permitted by applicable law.


Item 7.           Exemption from Registration Claimed.

         Not applicable.

Item 8.           Exhibits.

         The following documents are filed as a part of this Registration Statement.

               Exhibit No.       Description
               -----------       -----------

                  4.1            Chester Bancorp, Inc. 1997 Stock Option Plan.

                  4.2            Chester Bancorp, Inc. 2000 Stock Option Plan.

                  5.1 Opinion of Bryan Cave LLP relating to the legality of the Common Stock.

                  23.1           Consent of KPMG LLP.

                  23.2           Consent  of   Bryan   Cave  LLP   (included  in
                                 Exhibit 5.1).

                  24.1           Power of Attorney (included on signature page).


Item 9.           Undertakings.

         (a)      The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   registration
                  statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
         Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Randolph, State of Illinois, on the 31st day of August, 2000.

                                         CHESTER BANCORP, INC.


                                         By:  /s/ Michael W. Welge
                                            ------------------------------------
                                                Michael W. Welge
                                                Chairman of the Board, President
                                                   and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Michael W. Welge and Edward K. Collins, and each of them (with full power to each of them to act alone), the true and lawful attorney in fact and agent for the undersigned, to act on behalf of and in the name of the undersigned in connection with this Registration Statement, including the authority to sign any amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and each such person ratifies and confirms all that said attorneys in fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                           Title                      Date

                                Chairman of the Board of
                                Directors, President and Chief
    /s/ Michael W. Welge        Financial Officer
-----------------------------                                    August 31, 2000
     (Michael W. Welge)

    /s/ Edward K. Collins       Treasurer and Secretary and
-----------------------------   Director
    (Edward K. Collins)                                          August 31, 2000

     /s/ Carl H. Welge          Director
-----------------------------                                    August 31, 2000
      (Carl H. Welge)

   /s/ John R. Beck, M.D.       Director                         August 31, 2000
-----------------------------
    (John R. Beck, M.D.)

   /s/ James C. McDonald        Director                         August 31, 2000
-----------------------------
    (James C. McDonald)

  /s/ Thomas E. Welch, Jr.      Director                         August 31, 2000
-----------------------------
   (Thomas E. Welch, Jr.)

   /s/ Allen R. Verseman        Director                         August 31, 2000
-----------------------------
    (Allen R. Verseman)

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



                                 EXHIBIT INDEX

               Exhibit No.       Description
               -----------       -----------

                  4.1            Chester Bancorp, Inc. 1997 Stock Option Plan.

                  4.2            Chester Bancorp, Inc. 2000 Stock Option Plan.

                  5.1 Opinion of Bryan Cave LLP relating to the legality of the Common Stock.

                  23.1           Consent of KPMG LLP.

                  23.2           Consent  of   Bryan   Cave  LLP   (included  in
                                 Exhibit 5.1).

                  24.1           Power of Attorney (included on signature page).


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